Exhibit 8.2

ALSTON&BIRD LLP

Bank of America Plaza

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

704-444-1000

Fax:704-444-1111

www.alston.com

Clay A. Littlefield	Direct Dial: 704-444-1440	E-mail: clay.littlefield@alston.com

April 3, 2015

Heritage Financial Group, Inc.

721 N. Westover Boulevard

Albany, Georgia 31707

Re:	Tax Opinion – Agreement and Plan of Merger by and among
Renasant Corporation, Renasant Bank, Heritage Financial Group, Inc.,
and HeritageBank of the South

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the mergers contemplated by the Agreement and Plan of Merger, dated as of December 10, 2014 (the “Plan of Merger”), by and among Renasant Corporation, a Mississippi corporation (“Renasant Holding”), Renasant Bank, a Mississippi banking association and wholly owned subsidiary of Renasant (“Renasant Bank,” and collectively with Renasant Holding, “Renasant”), Heritage Financial Group, Inc., a Maryland corporation (“Heritage Holding”), HeritageBank of the South, a Georgia savings bank (“Heritage Bank,” and collectively with Heritage Holding, “Heritage”). Pursuant to the Plan of Merger, at the Effective Time, Heritage Holding will merge with and into Renasant Holding, with Renasant Holding as the surviving corporation (the “Merger”). Immediately following the Merger, and pursuant to the Plan of Merger, Heritage Bank will merge with and into Renasant Bank, with Renasant Bank as the surviving bank. All capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger; the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (the “Form S-4”) filed by Renasant Holding with the Securities and Exchange Commission on the date hereof; the letters of Renasant Holding and Heritage Holding to Alston & Bird LLP, dated as of the date hereof, containing certain representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Plan of Merger, the Form S-4, the Representation Letters, or other documents. We have assumed, with your consent, that the parties will act and that the Mergers will be effected in accordance with the Plan of Merger, and as described in the Form S-4; that the Plan of Merger and the Form S-4 accurately reflect the material facts of the Mergers; that the representations

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Heritage Financial Group, Inc.

April 3, 2015

made by Renasant and Heritage in the Representation Letters or the Plan of Merger are true, correct and complete, and will be true, correct and complete on the Closing Date; and that any representations made by Renasant and Heritage in the Representation Letters or the Plan of Merger that are made to the best of any person’s knowledge, are based on the belief of such person, or that are similarly qualified, are true, complete and correct, and will be true, complete and correct on the Closing Date, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on and subject to the foregoing, it is our opinion that under current law, the Merger will qualify as a tax-free reorganization described in Section 368(a) of the Code for U.S. federal income tax purposes.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related thereto or contemplated by the Plan of Merger or the Form S-4. Additional issues may exist that could affect the tax treatment of the Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any factual matters or legal developments arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Form S-4 and the use of our name under the headings “United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Form S-4. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

(Signature on following page)

Heritage Financial Group, Inc.

April 3, 2015

Sincerely, ALSTON & BIRD LLP

By:	/s/ Clay A. Littlefield
Clay A. Littlefield
A Partner